PRESS RELEASE

L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact: David J. Russo

Phone: (412) 928-3417

FAX: (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE

L.B. FOSTER REPORTS FIRST QUARTER

NET INCOME OF $1.8 MILLION

PITTSBURGH, PA, April 22, 2010 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported net income of $1.8 million or $0.17 per diluted share in the first quarter of 2010, compared to $3.0 million or $0.29 per diluted share in the first quarter of 2009.

2010 First Quarter Results
First quarter 2010 net sales decreased 19.3% to $82.0 million compared to $101.6 million in the prior year quarter.  Gross profit margin was 14.7%, an increase of 120 basis points from the prior year quarter principally due to a $1.6 million ($0.10 per diluted share) warranty charge recorded in the first quarter of 2009 related to certain concrete ties that failed in track.

Selling and administrative expenses increased $0.2 million or 1.8% from last year’s quarter due primarily to expenses incurred related to our acquisition efforts of approximately $0.5 million ($0.03 per diluted share).  Excluding these deal costs, selling and administrative costs declined by $0.3 million or 3% due primarily to reduced salaries and benefits and incentive compensation.  First quarter interest expense declined by 25.3% from the prior year quarter due principally to decreased average borrowings and, to a lesser extent, lower average interest rates.  Interest income decreased by $0.2 million or 74.9% due to the weak interest rates on high quality liquid investment products.  The Company’s effective income tax rate was 34.2% in the first quarter compared to 36.6% in the prior year quarter primarily due to an increased domestic manufacturing deduction and reversal of a reserve previously recorded for an uncertain tax position.

“While sales were down across all segments in the first quarter of 2010, we were pleased with the business booked during the quarter and our backlog was substantially higher at the end of the first quarter than it was a year ago.  Additionally, cost controls and pay for performance incentive plans helped mitigate the negative impact to income.  While business activity continues to be inconsistent, especially in the industrial markets, we have seen a general strengthening in activity in most of our businesses," stated Stan Hasselbusch, President and Chief Executive Officer.  “Bookings for the quarter were $106.1 million compared to $99.9 million last year, a 6.2% increase.  Backlog was $204.8 million, up 53.1% from last year, which corroborates the strengthening mentioned above.  I am pleased to report that our first quarter backlog is the largest we have ever had.  In March, we acquired certain assets of Interlocking Deck Systems International, LLC (“IDSI”), a fabricator of Bridge Products, which will fit nicely in our existing Fabricated Products Division.”

Cash generated from operations was approximately $7.4 million for the first quarter of 2010 compared to $12.1 million of cash used by operations in the first quarter of 2009, a $19.5 million improvement.  Capital expenditures were $1.3 million compared to $0.6 million in the prior year.  “We fully expect that in 2010, we will generate positive cash flow in excess of our capital expenditures and debt service.  As we operate our businesses through 2010, we expect to continue to be challenged by a difficult, highly competitive business environment and will continue to review measures to control costs, focus on ways to maximize free cash flow, improve our operational processes and continue to look for opportunities to leverage our strong balance sheet, all with the goal of maintaining sales and improving profitability,” noted Mr. Hasselbusch as he concluded, “We continue to have strong liquidity and access to credit and we continue to look for value through synergistic and accretive acquisitions.”

L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2010 operating results and general market activity and business conditions on Thursday, April 22, 2010 at 11:00am ET.  The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer.  Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.  The replay can also be heard via telephone at (888) 286-8010 by entering pass code 67148601.

There are no assurances regarding the timing of the closing of the merger agreement involving L. B. Foster and Portec and the expected benefits of the transaction, including potential synergies and cost savings, future financial and operating results, and the combined company's plans and objectives. Risks and uncertainties include the satisfaction of closing conditions for the acquisition, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; the tender of sixty-five percent of the outstanding shares of common stock of Portec Rail Products, Inc., calculated on a fully diluted basis; the possibility that the transaction will not be completed, or if completed, not completed on a timely basis; the potential that market segment growth will not follow historical patterns; general industry conditions and competition; business and economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and domestic and foreign governmental laws and regulations. L.B. Foster can give no assurance that any of the transactions related to the tender offer will be completed or that the conditions to the tender offer and the merger will be satisfied.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company’s profitability include, but are not limited to, general economic conditions, sudden and/or sharp declines in steel prices, adequate funding for infrastructure projects, production delays or problems encountered at our manufacturing facilities, additional concrete tie defects and the availability of existing and new piling and rail products.   There can be no assurances that the purchase of IDSI will result in improved operating results.

There are also no assurances that the Canadian Pacific Railway will proceed with the Powder River Basin project and trigger any contingent payments to L.B. Foster related to the Company’s sale of its investment in the DM&E.  Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as “anticipates,” “expects,” or “will,” generally should be considered forward-looking statements.  More detailed information on these and additional factors which could affect the Company’s operating and financial results are described in the Company’s Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission.  The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces.  The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

L. B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)

NET SALES	$82,002	$101,613

COSTS AND EXPENSES:
Cost of goods sold	69,929	87,931
Selling and administrative expenses	9,193	9,027
Interest expense	245	328
Loss on joint venture	147	-
Interest income	(74)	(295)
Other income	(102)	(143)
	79,338	96,848

INCOME BEFORE INCOME TAXES	2,664	4,765

INCOME TAX EXPENSE	911	1,746

NET INCOME	$1,753	$3,019

BASIC EARNINGS PER COMMON SHARE	$0.17	$0.30

DILUTED EARNINGS PER COMMON SHARE	$0.17	$0.29

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC	10,172	10,203

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED	10,315	10,339